Exhibit 10.33
UNSECURED PROMISSORY NOTE

U.S. $2,200,000

Issuance Date: May 5, 2011

FOR VALUE RECEIVED, the undersigned VISTAGEN THERAPEUTICS, INC. a California corporation ("Maker"), hereby promises to pay to MORRISON & FOERSTER LLP ("Payee") at 755 Page Mill Road, Palo Alto, CA 94304, or at such other place or to such other party as Payee may from time to time designate, the principal sum of TWO MILLION TWO HUNDRED THOUSAND DOLLARS ($2,200,000.00), plus any amounts added to the Note in accordance to Section 7(a) below, plus interest from the date hereof, in lawful money of the United States of America and in immediately available funds on the terms and subject to the conditions set forth below. This Note is issued by Maker to Payee in full satisfaction of certain invoices for services rendered by Payee on behalf of Maker through March 31, 2011, which are listed on Schedule A attached hereto and in connection with the cancellation of Maker's unsecured promissory note to Payee issued March 15, 2010.

1. Maturity Date. Unless sooner paid in accordance with the terms hereof, the entire unpaid principal amount and all accrued interest shall become fully due and payable on the earliest of (i) March 31, 2016, (ii) the consummation of a Change of Control (as defined below) or (iii) the acceleration of the maturity of this Note by the Payee upon the occurrence and during the continuance of an Event of Default (such earlier date, the "Maturity Date"). The entire amount of unpaid principal and accrued but unpaid interest, if any, shall be due and payable on the Maturity Date. For purposes of this Note, "Change of Control" shall mean (A) the acquisition of Maker by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of Maker), (B) any transaction or series of related transactions in which Maker's shareholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions, or (C) a sale of all or substantially all of the assets of Maker by means of a transaction or series of related transactions.

2. Interest. Interest on the outstanding balance of this Note shall be computed from the Issuance Date at the per annum rate of seven and one-half percent (7.5%) (computed on the basis of actual calendar days elapsed and a year of 365 days) or, if less, at the highest rate of interest then permitted under applicable law, and shall continue to accrue until paid in full; provided, however, upon the occurrence of an Event of Default (as defined in Section 5 below), the outstanding balance of this Note shall accrue interest at the per annum rate of ten percent (10%) (computed on the basis of actual calendar days elapsed and a year of 365 days) or, if less, at the highest rate permitted under applicable law, and shall continue to accrue until paid in full.

3. Payment.

(a)     Form of Payment. All payments of interest and principal shall be in lawful money of the United States of America to Payee by wire transfer. All payments shall be applied first to accrued interest, and thereafter to principal.

(b)     Principal and Interest Payments. Beginning on the Issuance Date, and on or before the last business day of each calendar month thereafter, Maker shall pay Payee Ten Thousand Dollars ($10,000) each month by wire transfer ("Monthly Payment") until June 1, 2011. Thereafter, the Monthly Payment shall increase to Fifteen Thousand Dollars ($15,000) per month through March 31, 2012. Beginning April 1, 2012 and continuing through March 31, 2013, the Monthly Payment shall increase to Twenty-Five Thousand Dollars per month ($25,000). From April 1, 2013 to the first to occur of March 31, 2016 and payment in full, the Monthly Payment shall be Fifty-Thousand Dollars ($50,000). In addition to the foregoing, within three (3) business days of the date of this Note, Maker shall pay Payee a lump sum equal to One Hundred Thousand Dollars ($100,000). Notwithstanding the foregoing, beginning on January 1, 2012 and continuing to the Maturity Date, Maker shall make interim cash payments to Payee equal to five percent (5.0%) of the net proceeds of any of equity financing by Maker during the term of this Note. All amounts paid under this Note shall be fully credited against the outstanding Note balance at the time each payment is made. If any amount remains unpaid as of March 31, 2016, such remaining amount shall be paid in full by the Maturity Date.

4. Prepayment. Maker reserves the right to prepay the outstanding balance under this Note in full or in part at any time during the term of this Note without notice and without premium or penalty. If Maker prepays the entire amount of unpaid principal and accrued but unpaid interest prior to December 31, 2012, the balance of principal and interest outstanding at the time of such prepayment shall be reduced by ten percent (10%), provided, however, that such prepayment discount shall not exceed one hundred thousand dollars ($100,000).

5. Events of Default; Remedies. Any one of the following occurrences shall constitute an "Event of Default" under this Note:

(a) Maker fails to make a payment of any installment of principal or interest on this Note when and as the same becomes due and payable in accordance with the terms hereof, whether upon the Maturity Date or upon any date upon which a Monthly Payment is due or by acceleration or otherwise;

(b) Maker fails to timely pay on any invoices issued after the closing of the Private Placement (as defined below) pursuant to Section 7(b);

(c) Maker fails to perform any obligation under this Note;

(d) Maker or any of its Subsidiaries shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations other than in the ordinary course of business or (iii) take any action to authorize any of the actions or events set forth above in this Section 5(d);

(e) Any judgments or arbitration awards shall be entered against Maker or any of its Subsidiaries, or Maker or any of its Subsidiaries shall enter into any settlement agreements with respect to any litigation or arbitration, in the amount of One Hundred Thousand Dollars ($100,000) or more, and such judgment, award or agreement has not been satisfied, vacated, discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof; or

Maker or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(f) Maker becomes insolvent or bankrupt, commits any act of bankruptcy, generally fails to pay its debts as they become due, becomes the subject of any proceedings or action of any regulatory agency or any court relating to insolvency, or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of his obligations;

(g) The holder of any indebtedness of Maker accelerates any payment of any amount or amounts of principal or interest on any such indebtedness (the "Indebtedness") (other than with respect to this Note) prior to its stated maturity or payment date, the aggregate principal amount of which Indebtedness is in excess of $100,000, whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within fifteen (15) business days of such acceleration.

For purposes of this Section 5, "Subsidiaries" shall mean any (i) Person of which more than fifty percent (50%) of the voting stock or other equity interest is owned directly or indirectly by any other Person or one or more of the other Subsidiaries of such other Person or a combination thereof, or (ii) any Person included in the financial statements of another Person on a consolidated basis. "Person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

6. Consequences of Events of Default. Upon the occurrence of any Event of Default hereunder, Payee shall send a written notice of such default to Maker declaring the nature of the Event of Default. Maker shall have thirty (30) business days to cure any Event of Default, if such Event of Default may be cured within such time. If the Event of Default is not so cured, then Maker shall immediately (and in no event later than two (2) days thereafter) pay the entire outstanding balance under this Note to Payee. Failure to pay in full when this Note is due or upon the occurrence of an Event of Default shall result in a reinstatement of any of Payee's prior invoices that were forgiven upon execution of this Note and not otherwise paid under this Note. Maker agrees to pay Payee all out-of-pocket costs and expenses incurred by Payee in an effort to collect indebtedness under this Note, including attorneys' fees and to pay interest at the post-default interest rate as provided in Section 2 of this Note.

7. Fees for Future Services.

(a)     Amounts payable for services rendered by Payee on behalf of Maker from April 1,2011 through the closing of Maker's next private placement of equity securities with aggregate gross proceeds to Maker of at least Three Million Dollars ($3,000,000) (the "Private Placement") shall automatically be added to the outstanding principal balance of this Note upon delivery of an invoice for such services by Payee to Maker. Maker hereby authorizes Payee, without any further action by Maker, to update Schedule A to reflect such additional invoices for services rendered prior to the closing of the Private Placement and hereby agree to pay such amounts in accordance with the terms and conditions set forth in this Note.

(b)     For services rendered by Payee on behalf of Maker after the closing of the Private Placement, payment shall be made within thirty (30) days of the date Maker receives the invoice for such services from Payee. Failure to timely pay any invoices issued by Payee after the closing of the Private Placement shall be deemed an Event of Default under this Note.

8. Independent Counsel; Terms of Transaction. Maker acknowledges and agrees (i) that the terms of this Note are fair and reasonable to Maker, (ii) that Payee has advised Maker of all terms of the transaction in writing and Maker has been urged to, and given the opportunity to, seek the advice of an independent counsel of Maker's choice, (iii) that Maker has had a reasonable opportunity to seek such advice from such independent counsel and (iv) that Maker consents to the terms of this Note and the actions contemplated hereby.

9. Miscellaneous.

(a) Lost, Stolen, Destroyed or Mutilated Notes. In case any Note shall be mutilated, lost, stolen or destroyed, Maker shall have received an executed lost note affidavit attesting to the same, Maker shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to Maker of the loss, theft or destruction of such Note.

(b) Amendment and Waiver. Except as provided in Section 7(a) hereof, any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Maker and Payee. Any amendment or waiver effected in accordance with this Section shall be binding upon Maker and Payee.

(c) Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

Address of Payee:

Morrison & Foerster LLP
755 Page Mill Road Palo Alto, CA 94304
Attention: Michael C. Phillips Tel. No.: (650) 813-5620 Fax No.: (650) 251-3844

Address of Maker:

VistaGen Therapeutics, Inc.
384 Oyster Point Blvd., Suite #8 South San Francisco, CA 94080
Attention: Chief Executive Officer Tel. No.: (650) 244-9990 Fax No.: (650) 244-9991

(d) Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e) Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note. No failure or delay on the part of Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(f) Payments. Whenever any payment of cash is to be made by Maker to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to the account designated by Payee.

(g) Waiver. Maker waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note. No extension of time for the payment of this Note shall affect the original liability under this Note of Maker. The pleading of any statute of limitations as a defense to any demand against Maker is expressly waived by Maker to the full extent permitted by law.

(h) Setoff. The obligation to pay Payee shall be absolute and unconditional and the rights of Payee shall not be subject to any defense, setoff, counterclaim or recoupment or by reason of any indebtedness or liability at any time owing by Payee to Maker.

(i)  Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

(j)   Successors and Assigns. This Note shall inure to the benefit of Payee and its successors and assigns. The obligations of Maker hereunder shall not be assignable.

(k)   Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Payee shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to Maker.

[Signature page to follow]

EST WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first above written.

"MAKER"